EXHIBIT 10.9

EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into this 28th day of February, 2002, by and between Richard Matros ("Mr. Matros") and Sun Healthcare Group, Inc., a Delaware corporation ("Sun" or "Company").

               WHEREAS, Mr. Matros has been appointed to serve as the Chairman of the Board of Directors and Chief Executive Officer ("CEO") of Sun; and

               WHEREAS, Sun and Mr. Matros desire to set forth the terms and conditions of Mr. Matros' employment as CEO in an employment agreement, and Mr. Matros is willing to perform such services for Sun under the terms and conditions set forth below.

               NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Matros and Sun agree as follows:

Section 1:     Term of Employment. Sun agrees to employ Mr. Matros and Mr. Matros agrees to accept employment with Sun, subject to the terms and conditions of this Agreement. Unless earlier terminated pursuant to the provisions of Sections 5 and 6 hereof, the term of employment of Mr. Matros under this Agreement is for a period of four years (the "Term", and Term shall include any extension after it occurs) commencing November 7, 2001 (the "Effective Date"), and terminating November 6, 2005; provided, however, that the term of employment shall be extended for an additional year on November 6, 2004, and on each anniversary thereafter unless Sun or Mr. Matros provides to the other party no later than ninety days (90) prior to such anniversary a written notice of non-extension of the term of employment prior to such extension.

Section 2.     Duties and Responsibilities. Mr. Matros is employed as CEO and is engaged as Chairman of the Board of Directors of Sun. During the Term, Mr. Matros shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of Sun, its direct and indirect subsidiaries and their lines of business; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder, Mr. Matros may (i) continue to serve as a member of the boards of directors of the companies previously disclosed in writing to the Board of Directors of Sun ("Board of Directors"), (ii) engage in charitable, civic and religious affairs and (iii) with the prior written consent of the Board of Directors, serve as a member of the board of directors of other companies. Mr. Matros agrees to report to and render such services, commensurate with his positions as Chairman or CEO, as the Board of Directors may from time to time reasonably direct. In addition, at the reasonable request of the Board of Directors, Mr. Matros shall serve as director or senior executive officer of one or more direct or indirect subsidiaries of Sun without additional compensation.

Section 3:     Compensation, Benefits and Related Matters.

a.     Annual Base Salary. Sun shall pay during the Term to Mr. Matros a base salary at an annual rate of $650,000 ("Base Salary"), such salary to be payable in accordance with Sun's customary payroll practices (but not less frequently than monthly). On or about each anniversary of the Effective Date during the Term, the Board of Directors or the Compensation Committee of the Board of Directors shall review Mr. Matros' annual base salary for possible merit increases in its sole discretion, and any increase in Mr. Matros' annual base salary rate shall thereafter constitute "Base Salary" for purposes of this Agreement.

b.     Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, subject to the approval of a majority of Sun's shareholders, Mr. Matros shall be entitled to an annual bonus for each fiscal year during the Term in which Sun achieves or exceeds consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") targets as follows:

       1.     If EBITDA is equal to or greater than 100% of target but less than 120% of target, Mr. Matros shall receive an annual bonus equal to 50% of Base Salary earned during such fiscal year.

       2.     If EBITDA is equal to or greater than 120% of target but less than 140% of target, Mr. Matros shall receive an annual bonus equal to 75% of Base Salary earned during such fiscal year.

       3.     If EBITDA is equal to or greater than 140% of target, Mr. Matros shall receive an annual bonus equal to 100% of Base Salary earned during such fiscal year.

       The bonus for the 2001 fiscal year shall be pro-rated based on Mr. Matros' employment during such year. EBITDA targets for FY 01 and FY 02 are equal to the projections set forth in Sun's April 6, 2001 Five Year Business Plan (FY 01: $50.2 million; FY 02: $74.9 million). Bonus targets for subsequent years shall be set by the Compensation Committee of the Board of Directors, which may use as performance measurements, EBITDA, return on capital, gross revenues or any combination of such factors. Such bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel of Sun. In order to have fully earned and to be paid any such bonus, Mr. Matros must be employed by Sun on the date of such payment. It is intended that the bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, to the extent necessary to preserve the Company's ability to deduct such bonus. The maximum annual bonus that may be paid pursuant to this Section 3(b) is $2 million.

c.     Equity Incentives. Sun shall use its reasonable best efforts to obtain approval of an equity incentive plan ("Equity Plan") that permits stock awards, stock options and phantom stock units by a majority of the shareholders of Sun as of the effective date of a plan of reorganization of Sun ('Emergence Date"). Subject to approval of any Equity Plan by a majority of such shareholders, Mr. Matros shall be entitled to the following equity incentives as of the Emergence Date under such plan:

       1.     On the Emergence Date, Mr. Matros will receive 150,000 restricted shares of common stock of Sun ("Common Stock") or, at Mr. Matros' request, units representing such shares, equal to 150,0000 shares of Common Stock (the "Restricted Stock Grant"), and the shares made available under the Equity Plan shall be treated as outstanding for purposes hereof. Two-fifths of the total number of shares of Common Stock underlying the Restricted Stock Grant will vest on the first anniversary of the Emergence Date and an additional one-fifth on each of the next three anniversaries thereof provided Mr. Matros is employed by Sun on each such date of vesting.

       2.     On the Emergence Date, Mr. Matros will receive under the Equity Plan a non-qualified stock option ("Stock Option") to purchase 150,000 shares of Common Stock at an exercise price equal to $27 per share, subject to approval of the Equity Plan by a majority of the shareholders of Sun on the Emergence Date. Shares of Common Stock available for issuance under the Equity Plan shall be deemed to be outstanding for purposes hereof. One-fifth of the shares of Common Stock underlying the Stock Option will vest on the Emergence Date and an additional one-fifth on each of the first four anniversaries thereof provided Mr. Matros is employed with Sun on each such date of vesting. The Stock Option shall have a 7 year term unless sooner terminated pursuant to the terms of the Equity Plan.

       3.     If, during the Term, Mr. Matros' employment with Sun is terminated for any reason other than his death or Disability (as defined in Section 5(e)), Good Cause (as defined in Section 5(a)) or his voluntary resignation without Good Reason (as defined in Section 5(c), then the unvested portion of his Restricted Stock Grant and Stock Options will thereupon immediately be vested.

d.     Retirement and Benefit Plans. During the Term, Mr. Matros shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of Sun from time to time. Such plans, programs and arrangements are subject to change during the Term at the sole discretion of the Company.

e.     Paid Time Off. During the Term, Mr. Matros shall be entitled to paid time off in accordance with Sun's policy for senior executive officers.

f.     Indemnification Liability/Insurance. Mr. Matros shall be entitled to indemnification by Sun to the fullest extent permitted by applicable law and the charter and by laws of Sun. In addition, Sun shall maintain during Mr. Matros' employment customary director's and officers' liability insurance and Mr. Matros shall be covered by such insurance.

g.     Taxes. All compensation payable to Mr. Matros shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4:     Travel and Housing. Sun agrees to relocate the principal executive offices for Sun's senior management team to Orange County, California. Such relocation shall be completed within a reasonable time upon location of acceptable office space as approved by the Board of Directors. Until such relocation is completed, Mr. Matros shall be entitled to reimbursement for reasonable travel and housing expenses incurred by him in connection with his performance of services pursuant to this Agreement. Mr. Matros shall be responsible for submitting receipts and other documentation to the Chairman of the Compensation Committee of the Board of Directors in accordance with Sun's normal reimbursement procedures.

Section 5.     Termination. Sun may, at any time in its sole discretion , terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries; provided, however, that Sun shall provide Mr. Matros with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 6. Notwithstanding any provision in Section 1 hereof, the Term shall end on the date of Mr. Matros' termination of employment in accordance with this Agreement.

a.     Termination by Sun for "Good Cause." Sun may at any time, by written notice to Mr. Matros at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries for Good Cause. Sun may relieve Mr. Matros of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement. Payment to Mr. Matros upon a termination for Good Cause is set forth in Section 6(a). "Good Cause" for termination shall mean any one of the following:

       1.     Any criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Board of Directors, renders Mr. Matros unsuitable for the position of either Chairman or CEO;

       2.     Mr. Matros' continued failure to substantially perform the duties reasonably requested by the Board of Directors and commensurate with his positions as Chairman and CEO (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within ten (10) days of receipt of such demand; and

       3.     Any material workplace misconduct or willful failure to comply with Sun's general policies and procedures as they may exist from time to time by Mr. Matros which, in the good faith determination of the Board of Directors, renders Mr. Matros unsuitable for the position of either Chairman or CEO.

b.     Termination by Sun without Good Cause. Sun may at any time, by written notice to Mr. Matros at least five (5) business days prior to date of termination specified in such notice, terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries. If such termination is made by Sun other than by reason of Mr. Matros' death, Disability (as defined in Section 5(e)) or expiration of the Term, and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Mr. Matros shall be entitled to payment in accordance with Section 6(b).

c.     Termination by Mr. Matros for Good Reason. Mr. Matros may, at any time at his option within sixty (60) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries by written notice to Sun at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that Sun has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination. Payment to Mr. Matros upon a termination for Good Reason is set forth in Section 6(b).

       1.     "Good Reason" shall mean the occurrence of any one of the following events or conditions (but only if Mr. Matros provides a notice of resignation to Sun within sixty (60) days following such event or condition):

              (a)     A meaningful and detrimental reduction, without Mr. Matros' written consent, in the nature of his responsibilities at Sun, or a meaningful and detrimental change in his reporting responsibilities or titles;

              (b)    A reduction of compensation as set forth in Sections 3(a) - 3(c) (collectively the "Compensation"), a reduction of the benefits set forth in Sections 3(d) - 3(f) (collectively, the "Benefits") (other than a reduction of Benefits uniformly applicable to other members of senior management), or failure by Sun to pay to Mr. Matros any portion of the Compensation or Benefits within seven (7) business days of the date such compensation or other payments and benefits are due, including, but not limited to, any failure of a majority of the shareholders of Sun as of the Emergence Date to approve the Equity Plan; or

               (c)       (i)     Prior to the date on which the principal executive offices for Sun's senior management team is moved to Orange County, California, a change in Mr. Matros' principal work location t a place other than Albuquerque, New Mexico or Orange County, California;

    (ii)     On and after the date on which the principal executive offices for Sun's senior management team is moved to Orange County, California, a change in Mr. Matros' principal work location to a place other than Orange County, California.

In the event a majority of the shareholders of Sun as of the Emergence Date fails to approve the Equity Plan, Sun shall be deemed to have fully corrected such failure if Sun nonetheless provides to Mr. Matros the Restricted Stock Grant and Stock Option prior to the date of termination specified in the notice of resignation delivered by Mr. Matros.

d.     Voluntary Resignation. Mr. Matros may, at any time at his option with thirty (30) calendar days written notice to Sun, voluntarily resign without Good Reason as Chairman and CEO and from all other positions with Sun and its direct and indirect subsidiaries. Payment to Mr. Matros upon his voluntary resignation without Good Reason is set forth in Section 6(a). Resignation from Sun shall automatically constitute resignation from all positions of any subsidiary.

e.     Death or Disability. Mr. Matros' employment under this Agreement and the Term shall terminate automatically as of the date of Mr. Matros' death. Sun may, at any time by written notice to Mr. Matros at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Matros as Chairman and CEO and from all other positions with Sun and its direct or indirect subsidiaries by reason of his Disability. "Disability" shall mean any physical or mental condition or illness that prevents Mr. Matros' from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by Sun and reasonably acceptable to Mr. Matros or, if Mr. Matros is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at Hoag Hospital. Payment to Mr. Matros upon his termination by reason of his death or Disability is set forth in Section 6(a)

Section 6:     Payments Upon Termination.

a.     Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability. In the event of termination of employment during the Term pursuant to Sections 5(a), 5(d) or 5(e), Mr. Matros, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued and unused paid time off through the date of termination. In addition, in the case of a termination of employment pursuant to Sections 5(e), but not Sections 5(a) or 5(d), Mr. Matros or his estate shall be paid any accrued and unpaid bonus for any prior fiscal year and a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365) of the bonus, if any, for the fiscal year in which the termination occurs. Mr. Matros' shall also receive his vested benefits in accordance with the terms of Sun's compensation and benefit plans, and his participation in such plans and all other perquisites (including, but not limited to, his car allowance) shall cease as of the date of termination, except to the extent Mr. Matros may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 5(a), 5(d) or 5(e), Mr. Matros shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

b.     Payment Upon Termination by Sun without Good Cause, or following expiration of the Term, or by Mr. Matros for Good Reason. In the event of termination of employment during the Term pursuant to Sections 5(b) or 5(c) or at the expiration of the Term following Sun's provision to Mr. Matros of a notice of non-extension, as provided in Section 1, Mr. Matros shall be entitled to a lump sum severance payment in the amount equal to the greater of: (i) the unpaid and unearned portion of his Base Salary for the remainder of the Term (without regard to any acceleration of the expiration of the Term as a result of such termination) or (ii) two (2) year's Base Salary or, in the event such termination occurs on or within two years following the date of a Change in Control, three (3) year's Base Salary. Notwithstanding the foregoing, Mr. Matros' right to receive the severance payment hereunder shall be conditioned upon his execution of a release in favor of Sun, which shall not be inconsistent with the terms of this Agreement. Mr.

Matros shall also be entitled to any earned but unpaid Bonus pursuant to Section 3(b) through the date of termination and payment of any accrued paid time off pursuant to Section 3(e) in accordance with Company policy. Mr. Matros' participation in any other retirement and benefit plans and perquisites (including, but not limited to, his car allowance) shall cease as of the date of termination, except Mr. Matros and his eligible dependents (as determined under Sun's health plan) shall be entitled to continuing coverage under Sun's health plans on the same basis as active employees until the earlier of (i) the first anniversary of the date of termination or (ii) the date of Mr. Matros or his eligible dependents become eligible to participate in a plan of a successor employer. A termination of Mr. Matros' employment during the Term without Good Cause (other than by reason of his death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.

c.     "Change in Control." For purposes of this Section 6, a "Change in Control" shall be deemed to have occurred if any of the following events occurs:

       1.     Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;

       2.     A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation;

       3.     A sale or other disposition by the Company of all or substantially all of the Company's assets;

       4.     During any period of two (2) consecutive years (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding Sections 6(b)(1), 6(b)(2), 6(b)(3) and 6(b)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company, or any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock. Mr. Matros' continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder. A Change in Control shall not, by itself, constitute Good Reason hereunder.

Section 7:     Additional Payments.

a.     Gross-Up Payments. Notwithstanding anything herein to the contrary, if it is determined that any payment to Mr. Matros pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then Mr. Matros shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place Mr. Matros in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the payment. The amount of the Gross-Up payment shall be determined by an accounting firm retained by Sun (the "Accounting Firm") using such formulas as the Accounting Firm deems appropriate. No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the payments are not subject to an Excise Tax.

b.     Determination of Gross-Up Payment. Subject to the provisions of Section 7c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the

Accounting Firm, which shall provide detailed supporting calculations both to Sun and Mr. Matros within fifteen days of Mr. Matros' date of termination or any other date reasonably requested by Sun or Mr. Matros on which a determination under Section 7 is necessary or advisable. Sun shall pay to Mr. Matros the initial Gross-Up Payment within five days of the receipt by Mr. Matros and Sun of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Mr. Matros, Sun shall cause the Accounting Firm to provide Mr. Matros and Sun with an opinion that Sun has substantial authority under the Code and Regulations not to report an Excise Tax on Mr. Matros' federal income tax return. Any determination by the Accounting Firm shall be binding upon Mr. Matros and Sun. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Mr. Matros with respect to any payment (hereinafter and "Underpayment"), Sun, after exhausting its remedies under Section 7c) below, shall promptly pay to Mr. Matros an additional Gross-Up Payment in respect of the Underpayment.

c.     Procedures. Mr. Matros shall notify Sun in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Sun of a Gross-Up Payment. Such notice shall be given as soon as practicable after Mr. Matros knows of such claim and shall apprise Sun of the nature of the claim and the date on which the claim is requested to be paid. Mr. Matros agrees not to pay the claim until the expiration of the thirty-day period following the date on which Mr. Matros notifies Sun, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If Sun notifies Mr. Matros in writing prior to the expiration of the Notice Period that it desires to contest the claim, Mr. Matros shall: (i) give Sun any information reasonably requested by Sun relating to the claim; (ii) take such action in connection with the claim as Sun may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Sun and reasonably acceptable to Mr. Matros; (iii) cooperate with Sun in good faith in contesting the claim; and (iv) permit Sun to participate in any proceedings relating to the claim. Mr. Matros shall permit Sun to control all proceedings related to the claim and, at its option, permit Sun to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by Sun, Mr. Matros agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Sun shall determine; provided, however, that if Sun directs Mr. Matros to pay such claim and pursue a refund, Sun shall advance the amount of such payment to Mr. Matros on an after-tax and interest-free basis (the "Advance"). Sun's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Mr. Matros shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If Sun does not notify Mr. Matros in writing prior to the end of the Notice Period of its desire to contest the claim, Sun shall pay to Mr. Matros an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Mr. Matros agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

d.     Repayments. If, after receipt by Mr. Matros of an Advance, Mr. Matros becomes entitled to a refund with respect to the claim to which such Advance relates, Mr. Matros shall pay Sun the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Mr. Matros of an Advance, a determination is made that Mr. Matros shall not be entitled to any refund with respect to the claim and Sun does not promptly notify Mr. Matros of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Mr. Matros and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Mr. Matros.

e.     Further Assurances. Sun shall indemnify Mr. Matros and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Mr. Matros with respect to the exercise by Sun of any of its rights under Section 7, including, without limitation, any Losses related to Sun's decision to contest a claim or any imputed income to him resulting from any Advance or action taken on Mr. Matros' behalf by Sun hereunder. Sun shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Mr. Matros for the reasonable expenses incurred by him in connection with any actions taken by Sun or required to be taken by Mr. Matros hereunder. Sun shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

Section 8:     Protection of Sun's Interests.

a.     Confidentiality. Mr. Matros agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to Sun hereunder or with the prior written consent of the Board of Directors, directly or indirectly disclose to any person or organization any secret or "Confidential Information" that Mr. Matros may learn or has learned by reason of his association with Sun and its direct and indirect subsidiaries. For purposes of all of this Section 8 only, "Sun" shall also include Sun's direct and indirect subsidiaries. The term "Confidential Information" means any information not previously disclosed to the public or to the trade by Sun's management with respect to Sun's products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of Sun's products or lines of business), business plans, prospects or opportunities.

b.     Exclusive Property. Mr. Matros confirms that all Confidential Information is and shall remain the exclusive property of Sun. All business records, papers and documents kept or made by Mr. Matros relating to the business of Sun shall be and remain the property of Sun. Upon the termination of Mr. Matros' employment with Sun for any reason or upon the request of Sun at any time, Mr. Matros shall promptly deliver to Sun, and shall not without the consent of the Board of Directors, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Mr. Matros or coming into Mr. Matros' possession concerning the business or affairs of Sun.

c.     Nonsolicitation. Mr. Matros shall not, during his employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Sun or any customer, patient or client of Sun to terminate his or her association or contract with Sun, nor in any manner, directly or indirectly, interfere with the relationship between Sun and any of such persons or entities.

d.     Relief. Without intending to limit the remedies available to Sun, Mr. Matros acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to Sun for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Sun shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Matros from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

Section 9:     Miscellaneous Provisions.

a.     Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c.     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

d.     Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of Mr. Matros or Sun, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, Mr. Matros and Sun shall mutually select the arbitrator. If Mr. Matros and Sun cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing herein shall limit the ability of Sun to obtain the injunctive relief described in Section 8(d) pending final resolution of matters that are sent to arbitration.

e.     Attorneys' Fees. Sun shall pay or reimburse Mr. Matros on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Mr. Matros as a result of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Mr. Matros' termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Mr. Matros' termination of employment during the Term for Good Reason; provided, however that this provision shall not apply if the relevant trier-of-fact determines that Mr. Matros' claim or position was without reasonable foundation.

f.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

g.     Notice. For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Sun:
Attention: General Counsel
101 Sun Avenue N.E.
Albuquerque, New Mexico 87109

To Mr. Matros:

Richard Matros
1214 Swarthmore Drive
Glendale, California 91206

                    The parties hereto have executed this Agreement as of the date first above written.

/s/ Richard Matros	February 28, 2002
Richard Matros	Date

SUN HEALTHCARE GROUP, INC.
By /s/ Robert F. Murphy	February 28, 2002
Its Secretary	Date